EX-10.4
                              PATENT APPLICATION

(a)  United States Patent Application No. 10/733,806

George S. Avery, December 10, 2003

Abstract

An artificial turf is provided that resists migration of rubber infill into the space above the turf. Artificial grass is attached to and extends upward from a backing material, which may be one or more layers. The artificial grass includes groups of at least two different kinds of fiber sewn through a common path in the backing material. One of the kinds of fibers is an artificial grass blade shaped so as to appear like a blade of grass. The other kind of fiber in each group is pre-stressed/crimped so that the relaxed shape of the fiber is non-linear, resembling a curlicued or articulated form having lateral excursions. The lateral excursions cause portions of one such pre-stressed fiber to overlap and interfere with another, forming a mesh. The height of the pre-stressed fibers in their relaxed state in the turf is less than the height of the relatively unstressed fiber(s). Resilient granules are embedded in the mesh, and are captivated by the interfering pre-stressed fibers. In one embodiment, the pre-stressed fiber is constructed of nylon material, and the relatively unstressed artificial grass blade of polyethylene.